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                                                                    Exhibit 99.2

                                                                Maxcor Financial

FOR IMMEDIATE RELEASE
---------------------
Contact:
Maxcor Financial Group Inc.
Two World Trade Center, 84th Floor
New York, NY  10048

(212) 748-7000, Roger Schwed (Investor Relations)

            MAXCOR FINANCIAL GROUP INC. ANNOUNCES IMPROVED 1999 FIRST
               QUARTER EARNINGS - REVENUES ALSO INCREASE BY 13.5%

First quarter profit is approximately $1.6 million, or $.14 per share

          (New York, New York - May 11, 1999) - Maxcor Financial Group Inc. (Nasdaq: MAXF) today announced significantly improved net income of $1,573,800, or approximately $.14 per common share, for its first quarter ended March 31, 1999. By contrast, for the comparable period in 1998, the Company incurred a net loss of $804,290, or approximately $.07 per share.

         Total revenues for the first quarter of 1999 increased by approximately 13.5% to $45,198,200, compared to $39,819,613 for the first quarter of 1998.

          In commenting on the results, Gilbert Scharf, the Company's President and Chief Executive Officer, said: "There are a number of strategic initiatives and market considerations underlying this turnaround. First, the consummation of our joint venture in London and Paris with Finacor has provided our European operations with the critical mass necessary to compete profitably in the post-euro environment. In addition, we have successfully expanded our core of brokers in our global cash and derivatives businesses, which, combined with more favorable market conditions, have led to improved market share and financial results for these businesses. Finally, we have seen a continuing improvement in our emerging market debt businesses, as our customers have begun to recover from the turbulence of the Latin American and Russian debt crises."

         Mr. Scharf added: "The first quarter results reflect our recent success in leveraging our infrastructure on a world-wide basis. In doing so, our main business focus continues to be on achieving revenue growth, but we have also made significant progress in the cost control area and intend to maintain that effort."

          Separately, the Company also announced that GE Capital, which provides lease and other financing to certain of the Company's subsidiaries, has provided a commitment letter to the Company's Euro Brokers Inc. subsidiary for a revolving credit facility of up to $5.0 million. The facility, which remains subject to the negotiation and execution of definitive documentation, would be drawn upon, together with cash and other resources at hand, to finance the previously announced repurchase by the Company of the approximately 26% of its outstanding shares of common stock owned by the venture capital firm of Welsh, Carson, Anderson & Stowe. The


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repurchase, which is scheduled to occur at the end of May 1999, would reduce the
Company's outstanding shares of common stock to 8,337,436 (from 11,323,782).

         Maxcor Financial Group Inc., through its various Euro Brokers entities, is a leading domestic and international inter-dealer brokerage firm specializing in emerging market products, cash deposits and other money market instruments, interest rate and currency derivatives, energy products (including natural gas, electricity, physical emissions and weather) and other fixed income securities (including repurchase agreements). Maxcor Financial Inc. is the Company's U.S. registered broker-dealer subsidiary which, in addition to the inter-dealer brokerage activities of its Euro Brokers division, engages in investment banking and related activities. Maxcor Financial Asset Management Inc. is the Company's SEC registered investment adviser subsidiary, conducting securities lending and other asset management businesses. The Company employs approximately 625 persons and maintains principal offices in New York, Stamford, London, Tokyo, Geneva, Toronto and Mexico City. The Company's common stock is traded on the Nasdaq National Market under the symbol "MAXF".


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                           MAXCOR FINANCIAL GROUP INC.
                             Selected Financial Data

                                                         For the Three                   For the Three
                                                         Months Ended                    Months Ended

                                                             March 31,                     March 31,
                                                               1999                           1998
                                                            (unaudited)                    (unaudited)
Total revenue                                             $  45,198,200                   $  39,819,613

Net income (loss)                                         $   1,573,800                  ($     804,290)

Basic and diluted earnings per share                      $        0.14                  ($        0.07)

Average shares outstanding                                   11,323,782                      11,330,631
